EXHIBIT 99.1
For further information contact
Rodger W. Smith 1-800-451-1294
FOR IMMEDIATE RELEASE
          Callon Petroleum Company Reports
          Fourth Quarter, Full-Year Results for 2005
          Natchez, MS (March 14, 2006)—Callon Petroleum Company (NYSE: CPE) today reported its results of operations for both the three-month period and year ended December 31, 2005.
          Fourth Quarter and Full-Year 2005 Net Income. The company reported record net income for the full-year 2005 of $26.8 million, or $1.28 per share, compared to net income for 2004 of $21.5 million, or $1.22 per share. For the fourth quarter of 2005, net income totaled $4.3 million, or $0.20 per share, compared to net income of $9.1 million, or $0.45 per share, for the same period in 2004. Net income for the quarter and full-year ended December 31, 2004 included an income tax benefit of $6.7 million after reversing a valuation allowance that was established during 2003, with an impact on earnings per share of $0.33 and $0.38 for the quarter and full-year 2004, respectively. All per share amounts are on a diluted basis.
          As further discussed below, approximately 62 percent and 24 percent of the company’s production for the quarter and full-year ended December 31, 2005, respectively, was deferred because of forced downtime at its major producing properties caused by the effects of tropical storms and hurricanes. (See “2005 Tropical Storm and Hurricane Activity” which follows.)
          Fourth Quarter and Full-Year 2005 Operating Results. For the fourth quarter oil and gas sales totaled $24.9 million from average production of 27.6 million cubic feet of natural gas equivalent per day (MMcfe/d). This corresponds to sales of $25.1 million from average daily production of 51.6 MMcfe/d for the same period in 2004. During the fourth quarter of 2005, natural gas represented approximately 47 percent of the company’s total production. For the year ended December 31, 2005, oil and gas sales totaled $141.3 million from average production of 51.5 MMcfe/d. This corresponds to sales of $119.8 million from average daily production of 59.6 MMcfe/d during the same period in 2004.
          The average price received per thousand cubic feet of natural gas in the fourth quarter of 2005 increased by 95 percent to $12.20 compared to $6.27 during the fourth quarter of 2004, while the average price received per barrel of oil in the fourth quarter of 2005 increased by 81 percent to $45.93 compared to $25.44 for the same period in 2004. The average price received per thousand cubic feet of natural gas for the year ended December 31, 2005 increased by 36 percent to $8.35 compared to $6.15 for the same period in 2004, while the average price received per barrel of oil increased by 45 percent to $41.61 compared to $28.71 for the same period in 2004.
          2005 Discretionary Cash Flow. For the year ended December 31, 2005, discretionary cash flow totaled $93.5 million compared to $71.2 million for the same period in 2004. Net cash flow provided by operating activities, as defined by GAAP, totaled $74.0 million and $70.9 million during the years ended December 31, 2005 and 2004, respectively. (See “Non-GAAP Financial Measure” that follows and the accompanying financial information for a reconciliation of discretionary cash flow, a non-GAAP measure, to net cash flow provided by operating activities.)
          Non-GAAP Financial Measure — This news release refers to a non-GAAP financial measure as “discretionary cash flow.” Callon believes this measure is a financial indicator of the company’s ability to fund capital expenditures and service debt. Discretionary cash flow is defined as cash flow provided by operating activities before net working capital changes. The company also has included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the periods in which the operating activities occurred. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities or net income as defined by GAAP.
          2005 Tropical Storm and Hurricane Activity – Tropical storms followed by the devastation wrought by Hurricanes Katrina and Rita caused us to experience substantial downtime during the third and fourth quarters of 2005. This was primarily because of damage to transmission lines and production facilities owned by third parties that process our crude oil and natural gas.
          Our major fields, Medusa, Habanero, High Island Block 119 and Mobile Bay Blocks 863, 864, 907, 953 and 955, incurred damage; but the fields were repaired and brought back online in the fourth quarter of 2005 and January 2006.

     Tropical storms and hurricanes during 2005 resulted in a significant reduction of production which in turn decreased our net income and cash flow. Listed below are our major properties which incurred deferred production:

Field	Downtime Days
Medusa	102
Habanero	85
Mobile Block 864 Unit	48
Mobile 953	48
Mobile 955	136
High Island 119	102
     These major properties accounted for 86% of our production during 2005.

Consolidated Condensed Balance Sheets:	December 31,	December 31,
(In thousands)	2005	2004
Cash and cash equivalents	$2,565	$3,266
Oil and gas properties, net	447,364	406,690
All other assets	83,847	47,567

Total assets	$533,776	$457,523

Long-term debt including current maturities	$189,076	$192,927
All other liabilities	116,652	66,284
Stockholders’ equity	228,048	198,312

Total liabilities and stockholders’ equity	$533,776	$457,523

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Production and Price Information:	2005	2004	2005	2004
Production:
Oil (MBbls)	224	381	1,837	1,736
Gas (MMcf)	1,198	2,462	7,768	11,387
Total Production (MMcfe)	2,541	4,751	18,787	21,801
Average daily (MMcfe)	27.6	51.6	51.5	59.6

Average prices:
Oil ($/Bbl)	$45.93	$25.44	$41.61	$28.71
Gas ($/Mcf)	$12.20	$6.27	$8.35	$6.15
Gas equivalent ($/Mcfe)	$9.79	$5.29	$7.52	$5.50

Reconciliation Non-GAAP Financial Measure:	Three Months Ended		Twelve Months Ended
(In thousands)	December 31,		December 31,
	2005	2004	2005	2004
Discretionary cash flow	$11,579	$14,290	$93,452	$71,221
Net working capital changes and other changes	(23,660)	1,949	(19,442)	(313)

Net cash flow provided (used) by operating activities	$(12,081)	$16,239	$74,010	$70,908

Callon Petroleum Company
Consolidated Statements of Operations
(Unaudited)
(In thousands, except share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Operating revenues:
Oil and gas sales	$24,888	$25,139	$141,290	$119,802

Operating expenses:
Lease operating expenses	5,995	5,246	24,377	22,308
Depreciation, depletion and amortization	6,554	10,995	44,946	47,453
General and administrative	1,992	1,919	8,085	8,758
Accretion expense	1,054	845	3,549	3,400
Derivative expense	(490)	(237)	6,028	1,371

Total operating expenses	15,105	18,768	86,985	83,290

Income from operations	9,783	6,371	54,305	36,512

Other (income) expenses:
Interest expense	3,776	4,299	16,660	20,137
Other income	(348)	(46)	(998)	(357)
Loss on early extinguishment of debt	—	—	—	3,004

Total other (income) expenses	3,428	4,253	15,662	22,784

Income (loss) before income taxes	6,355	2,118	38,643	13,728
Income tax expense (benefit)	2,098	(6,697)	13,209	(6,697)

Net income before Medusa Spar LLC	4,257	8,815	25,434	20,425
Income from Medusa Spar LLC, net of tax	50	308	1,342	1,076

Net income	4,307	9,123	26,776	21,501

Preferred stock dividends	—	317	318	1,272

Net income (loss) available to common shares	$4,307	$8,806	$26,458	$20,229

Net income per common share:
Basic	$0.22	$0.50	$1.43	$1.28

Diluted	$0.20	$0.45	$1.28	$1.22

Shares used in computing net income (loss):
Basic	19,272	17,561	18,453	15,796

Diluted	21,276	20,375	20,883	17,678

     Callon Petroleum Company is engaged in the exploration, development, acquisition and operation of oil and gas properties primarily in the Gulf Coast region. Callon’s properties and operations are geographically concentrated in the offshore waters of the Gulf of Mexico.
     This news release is posted on the company’s website at www.callon.com and will be archived there for subsequent review. It can be accessed from the “News Releases” link on the left side of the homepage.
This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.
#